Exhibit 99.1

ROCKY MOUNTAIN INDUSTRIALS CLOSES $10,950,000 TRANSACTION

Sale of Single Rail Park Parcel and Supply Contract Launch 620-acre Rocky Mountain Rail Park

Denver, Colorado (January 26, 2021) – Rocky Mountain Industrials Inc. (RMI), Colorado’s next generation infrastructure company, announced today a parcel sale in its 620-acre Rocky Mountain Rail Park, located in Adams County. Rocky Mountain Rail Park (Rail Park) received unanimous FDP approval from the Adams County Board of County Commissioners in September, paving the way for this Rail Park transaction.

“We’re thrilled to launch construction at the Rail Park to serve the Denver market,” said Brian Fallin, CEO of RMI. “The parcel sale and supply contract mark the beginning of an era for the Rail Park and accelerate our mission of delivering a superior material distribution network for the Mountain West.”

Construction of the Rail Park, which connects the Union Pacific rail network to the Denver metro area, is scheduled to begin in February. Construction will start on the Rail Park’s southern property and follow a phased approach to the rail-served northern properties. Both rail- and non-rail-served sites are available throughout construction in 2021.

Representing RMI on this deal are Cushman and Wakefield’s Alec Rhodes, Tyler Smith, and Aaron Valdez.

RMI is headquartered in Denver.

About RMI

Rocky Mountain Industrials Inc. is a materials infrastructure and distribution organization strategically positioned to serve the Mountain West.